Exhibit 99.1

Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE WITH RECORD SALES FOR
THE THIRD QUARTER OF FISCAL 2011

Union City, California – January 27, 2011 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter ended December 31, 2010.

Record quarterly highlights include:
•	Revenues of $35.9 million, up 16% over last year’s comparable quarter.
•	North America revenues of $30.1 million, up 21% over last year’s comparable quarter.
•	Medical market sales of $8.1 million, up 57% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of $9.3 million, up 10% over last year’s comparable quarter.
Other quarterly highlights include:
•	Net income of $3.8 million, up 12% over last year’s comparable quarter.
•	Veterinary market sales of $26.3 million, up 10% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $19.5 million, up 20% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 1.5 million units, up 21% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 1,261 units, up 4% over last year’s comparable quarter.
•	Cash, cash equivalents and investments as of December 31, 2010 of $104.6 million, compared to $93.2 million as of December 31, 2009.

Quarterly Results:  For the fiscal quarter ended December 31, 2010, Abaxis reported revenues of $35.9 million, as compared with revenues of $31.0 million for the comparable period last year, an increase of 16 percent.  Revenues from instrument sales, which include chemistry analyzers, hematology instruments, VSpro coagulation and specialty analyzers and i-STAT analyzers, increased by an aggregate of $828,000, or 10 percent, over the same period last year.  Total medical and veterinary instrument sales were 1,261 units, up 4 percent over the same period last year.  Revenues from consumables, which include reagent discs, hematology reagent kits, VSpro coagulation and specialty cartridges, i-STAT cartridges and heartworm rapid tests, increased by an aggregate of $4.4 million, or 22 percent, over the same period last year.  Abaxis reported net income of $3.8 million for the fiscal quarter ended December 31, 2010, compared to $3.4 million for the same period last year.  Abaxis’ effective tax rate in the quarter ended December 31, 2010 was 35 percent, compared to 37 percent for the same period last year.  Abaxis reported diluted net income per share of $0.17 (calculated based on 22,872,000 shares) for the three-month period ended December 31, 2010, compared to $0.15 per share (calculated based on 22,617,000 shares) for the same period last year.

Nine-Month Results:  For the nine-month period ended December 31, 2010, Abaxis reported revenues of $106.1 million, as compared with revenues of $90.9 million for the comparable period last year, an increase of 17 percent.  Revenues from instrument sales increased by an aggregate of $3.0 million, or 14 percent, over the same period last year.  Total medical and veterinary instrument sales were 3,274 units, up 10 percent over the same period last year.  Revenues from consumables increased by an aggregate of $13.1 million, or 21 percent, over the same period last year.  Abaxis reported net income of $11.2 million, compared to $10.4 million for the same period last year.  Abaxis’ effective tax rate in the nine-month period ended December 31, 2010, was 38 percent, compared to 39 percent for the same period last year.   Abaxis reported diluted net income per share of $0.49 (calculated based on 22,795,000 shares) for the nine-month period ended December 31, 2010, compared to $0.46 per share (calculated based on 22,549,000 shares) for the same period last year.

Other Reported Information:  Total sales in the medical market for the third quarter of fiscal 2011 were $8.1 million, an increase of 57 percent compared to the same period last year.  Medical sales worldwide, excluding sales to the U.S. government, during the third quarter of fiscal 2011 were $6.5 million, an increase of 36 percent compared to the same period last year.  Total sales in the veterinary market for the third quarter of fiscal 2011 were $26.3 million, an increase of 10 percent compared to the same period last year.  Veterinary reagent disc sales for the third quarter of fiscal 2011 were $14.3 million, an increase of 12 percent compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the third quarter of fiscal 2011 was $1.3 million, compared to $1.4 million for the same period last year.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We are very pleased with the results of the third quarter of fiscal year 2011.  Revenues and net income were up 16% and 12%, respectively, compared to last year’s third quarter.  We experienced strong double-digit growth in all product categories.  Total medical market sales were up 57% compared to last year’s third quarter.  Piccolo units sold into the medical market, excluding sales to the U.S. government, increased 35% with medical reagent discs units sold, growing by 48%.  In the veterinary market, total sales grew by 10% compared to the third quarter of fiscal 2010.”

Mr. Severson continued, “We were particularly pleased with the progress made during the quarter in selling Piccolo instruments into the internal medicine, urgent care and family practice market segments.  We believe that physician acceptance of point-of-care diagnostic testing is increasing as they come to more broadly appreciate the efficacy of treating their patients in a more timely manner, as well as the operational efficiencies rendered to their practices.  As we seek to continue to penetrate these markets in the coming years and as these physicians integrate these instruments more fully into their everyday operations, the recurring revenue segment of our business will become an even larger contributor to our bottom line results.  We believe this bodes well for Abaxis in the future.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Thursday, January 27, 2011.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 447608, through February 1, 2011.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues	$35,906	$31,005	$106,136	$90,892
Cost of revenues	16,097	12,709	46,793	37,590
Gross profit	19,809	18,296	59,343	53,302
Operating expenses:
Research and development	2,947	2,835	9,321	8,002
Sales and marketing	8,208	7,486	25,249	21,428
General and administrative	2,820	2,552	7,596	7,739
Total operating expenses	13,975	12,873	42,166	37,169
Income from operations	5,834	5,423	17,177	16,133
Interest and other income (expense), net	46	(11)	698	795
Income before income tax provision	5,880	5,412	17,875	16,928
Income tax provision	2,045	1,982	6,711	6,545
Net income	$3,835	$3,430	$11,164	$10,383
Net income per share:
Basic net income per share	$0.17	$0.16	$0.50	$0.47
Diluted net income per share	$0.17	$0.15	$0.49	$0.46

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,398	22,035	22,309	22,002
Weighted average common shares outstanding - diluted	22,872	22,617	22,795	22,549

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31,	March 31,
	2010	2010

Current assets:
Cash and cash equivalents	$43,556	$27,857
Short-term investments	31,982	32,343
Receivables, net	25,271	23,714
Inventories	19,588	19,067
Prepaid expenses and other current assets	5,249	1,588
Net deferred tax assets, current	2,731	3,773
Total current assets	128,377	108,342
Long-term investments	29,023	36,319
Property and equipment, net	16,949	15,544
Intangible assets, net	4,169	4,600
Net deferred tax assets, non-current	2,701	2,935
Other assets	112	76
Total assets	$181,331	$167,816

Current liabilities:
Accounts payable	$7,595	$9,404
Accrued payroll and related expenses	5,163	5,615
Accrued taxes	250	400
Other accrued liabilities	1,408	1,256
Deferred revenue	955	1,157
Warranty reserve	772	1,183
Total current liabilities	16,143	19,015

Non-current liabilities:
Deferred rent	375	163
Deferred revenue	1,766	1,359
Warranty reserve	95	160
Total non-current liabilities	2,236	1,682

Shareholders' equity:
Common stock	129,719	125,050
Retained earnings	33,233	22,069
Total shareholders' equity	162,952	147,119
Total liabilities and shareholders' equity	$181,331	$167,816

Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,398	22,035	22,309	22,002
Weighted average common shares outstanding - diluted	22,872	22,617	22,795	22,549

Operating income per share - basic	$0.26	$0.25	$0.77	$0.73
Operating income per share - diluted	$0.26	$0.24	$0.75	$0.72

Revenues by Geographic Region
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
North America	$30,068	$24,907	$87,385	$73,792
International	5,838	6,098	18,751	17,100
Total revenues	$35,906	$31,005	$106,136	$90,892

Revenues by Customer Group
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Medical Market	$8,126	$5,172	$21,421	$17,280
Veterinary Market	26,283	23,889	79,750	67,396
Other	1,497	1,944	4,965	6,216
Total revenues	$35,906	$31,005	$106,136	$90,892